Exhibit 17 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.

   SWVA
   Bancshares, Inc.



   September 26, 1997



   Theodore J. Craddock, Esquire
   Caskie & Frost
   P. O. Box 6360
   Lynchburg, VA 24505

   VIA FACSIMILE

   Dear Mr. Craddock:

   I am in receipt of your letter dated September 26, 1997 regarding your request for copies of certain corporate records of SWVA Bancshares, Inc.

   I want to again extend my offer as conveyed to you and Ms. Feagans verbally yesterday (September 25). We will be happy to copy the documents that you are entitled to under Virginia law. As you can well understand, we cannot allow non-employees of the Bank access to our equipment.

   If you agree to this offer, please contact me as soon as practicable (no later than 2:00 p.m.) so we can begin copying.

   Furthermore, please provide me with a federal express address where such documents can be sent. In the alternative, you can send someone over any time between 4:00 and 5:00 p.m. today to pick up the copies. We will bill you for the reasonable charges.

   I trust this addresses your concerns.

   Very truly yours,


   /s/ B.L. Rakes
   B. L. Rakes
   President

   mgs